Exhibit 99.1

U.S. Producers of Polyester Textured Yarn File Trade Petitions against

China and India

WASHINGTON, October 18, 2018 /PRNewswire/ -- Today, two major U.S. synthetic yarn producers – Unifi Manufacturing, Inc. (“Unifi”) and Nan Ya Plastics Corporation, America (“Nan Ya”) – filed petitions alleging that dumped and subsidized imports of polyester textured yarn from China and India are causing material injury to the domestic industry.  The purpose of these petitions is to establish conditions of fair competition in the U.S. market.  The petitioning domestic producers are asking the U.S. government to investigate the dumping, subsidies and injury and to impose antidumping and countervailing duties on the imports of polyester textured yarn from the subject countries.

The products affected by this case are made by Unifi at its production facilities in Yadkinville, North Carolina, and Madison, North Carolina, where Unifi employs approximately 1,100 and 470 people, respectively, and by Nan Ya at its production facility in Lake City, South Carolina, where Nan Ya employs approximately 900 people.

The petitions allege that producers in China and India are dumping polyester textured yarn in the U.S. market at sizeable margins:

Country	Dumping Margin Alleged
China	Up to 68%
India	40 – 130%

The petitions also allege that the Chinese polyester textured yarn industry benefits from at least 20 different Chinese government subsidies, and that the Indian polyester textured yarn industry benefits from at least 38 different Indian government subsidies.  The allegations identify a number of significant national and regional programs, including preferential export financing, export loans, and export credits; preferential income tax treatment; tax exemptions, rebates, and credits on inputs and capital goods used in the production of polyester textured yarn; the provision of goods and services by the governments for less than adequate remuneration; and grants for polyester textured yarn producers to assist in the development of export market and to protect against commercial risk.

The petitions were filed concurrently with the United States Department of Commerce (the “Commerce Department”) and the United States International Trade Commission (the “USITC”).

The filing is in response to surging volumes of aggressively-priced polyester textured yarn imports from China and India.  Subject import volumes increased at an astounding rate over the last five years, growing from approximately 38.4 million pounds in 2013 to 68.9 million pounds in 2017 (an increase of approximately 79%).  In conducting its injury analysis, the USITC will focus specifically on the effect of the subject imports from 2015 through the first half of 2018.  These imports grew by approximately 11.5% over the three-year period ending in 2017 (from 61.7 million pounds in 2015 to 68.9 million pounds in 2017) and have continued to rapidly enter the U.S. market in the first half of 2018, expanding from 34.8 million pounds in the first half of 2017 to 41.7 million pounds in the first half of 2018 (an increase of 20.1%).  The subject imports undersold the domestic polyester textured yarn industry, taking sales from and exerting considerable downward pricing pressure on U.S. producers.

As a result of increasing volumes of low-priced imports, the condition of the domestic polyester textured industry has suffered.  U.S. producers have experienced declining domestic production and shipment volumes and deteriorating financial performance as a result of the lost sales and price depression caused by the subject imports.  Foreign producers of polyester textured yarn also continue to threaten the domestic polyester textured yarn industry with additional injury due to their massive and growing production capacity and extensive unused capacity that will be used to export large volumes of unfairly low-priced and subsidized products to the United States.  The injury to the domestic polyester textured yarn industry is likely to continue if duties are not imposed to offset these unfair trading practices.

“The substantial increase in unfairly-traded polyester textured yarn from China and India has harmed U.S. manufacturers and their workers,” according to Paul Rosenthal of Kelley Drye & Warren LLP, counsel for the petitioning companies.  “Trade relief is essential to ensuring that the domestic polyester textured yarn industry can recover from its injured and vulnerable state, thrive, and fairly compete.”

FACT SHEET

Antidumping and countervailing duties: Antidumping duties are intended to offset the amount by which a product is sold at less than fair value, or “dumped,” in the United States.  The margin of dumping is calculated by the Commerce Department.  Estimated duties in the amount of the dumping are collected from importers at the time of importation.  Countervailing duties are intended to offset the unfair subsidies that are provided by foreign governments and benefit the production of a particular good.  The USITC, an independent agency, will determine whether the domestic polyester textured yarn industry is materially injured or threatened with material injury by reason of the unfairly traded imports.

Next steps: The Commerce Department will determine whether to initiate the antidumping and countervailing duty investigations within 20 days of today’s filing of the petitions, and the USITC will reach a preliminary determination of material injury or threat of material injury within 45 days of today’s filing.  The entire investigative process will take approximately one year, with final determinations of dumping, subsidization, and injury likely occurring by the end of 2019.

Product descriptions: The product covered by the petitions is polyester textured yarn, which is synthetic multifilament yarn that is manufactured from polyester (polyethylene terephthalate).  Polyester textured yarn is produced through a texturing process, which imparts special properties to the filaments of the yarn, including stretch, bulk, strength, moisture absorption, insulation, and the appearance of a natural fiber.  The petitions include all forms of polyester textured yarn, regardless of surface texture or appearance, yarn density and thickness (as measured in denier), number of filaments, number of plies, finish (luster), cross section, color, dye method, texturing method, or packing method (such as spindles, tubes, or beams).

Petitioning companies: The petitioning companies are Unifi Manufacturing, Inc. and Nan Ya Plastics Corporation, America, represented by Kelley Drye & Warren LLP.

SOURCE Kelley Drye & Warren LLP

For further information contact Paul Rosenthal – (202) 342-8485.

Related Links

https://www.kelleydrye.com/